EXHIBIT 12

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 6/11/25 to 6/27/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
6/11/2025	Sell	260,819	15.18
6/12/2025	Sell	158,530	15.17
6/13/2025	Sell	146,835	14.79
6/17/2025	Sell	92,348	14.76
6/18/2025	Sell	5,070	14.82
6/20/2025	Sell	16,311	14.81
6/23/2025	Sell	97,027	14.84
6/24/2025	Sell	44,331	14.98
6/25/2025	Sell	124,703	14.96
6/26/2025	Sell	56,149	15.04
6/27/2025	Sell	213,852	15.08